EXHIBIT 11(A)
                           VENABLE, BAETJER AND HOWARD
                                ATTORNEYS AT LAW
                A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
                      1800 MERCANTILE BANK & TRUST BUILDING
                                 2 HOPKINS PLAZA
                            BALTIMORE, MARYLAND 21201
                                      ----
                                 (301) 244-7400

                                   TELECOPIER
                                 (301) 244-7742


                                                             April 29, 1985



Seward & Kissel
Wall Street Plaza
88 Pine Street
New York, NY 10005

                  RE:  SOUND SHORE FUND, INC.

Gentlemen:

                  We have acted as Maryland counsel for Sound Shore Fund, Inc., a Maryland corporation (the "Company") in connection with the organization of the Company and the issuance of shares of its Common Stock.

                  We have examined the Company's Articles of Incorporation, its By-Laws, the Prospectus and Statement of Additional Information included in its Registration Statement on Form N-1A, substantially in the form in which it has or is to become effective (the "Prospectus") and have examined and relied upon such corporate records of the Company and other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein. We have assumed without independent verification the genuineness of the signatures on and the authenticity of all documents furnished to us.

                  Based on such examination we are of the opinion that:

                  1. The Company is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland;

                  2. The 10,000 shares of presently issued and outstanding shares of Common Stock of the Company have been validly and legally issued and are fully paid and non-assessable shares under the laws of the State of Maryland.;

                  3. The balance of the 100,000,000 shares of Common Stock of the Company to be offered for sale pursuant to the Prospectus are authorized and unissued shares, and when such shares have been duly sold, issued and paid for as contemplated in the Prospectus, such shares will have been validly and legally issued and will be fully paid and non-assessable shares of Common Stock of the Company under the laws of the State of Maryland.

                  This letter expresses our opinion as to the Maryland General Corporation Law governing matters such as due incorporation and the authorization and issuance of stock, but does not extend to the securities or "Blue Sky" laws of Maryland or to federal securities or other laws.

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                  You may rely upon our  foregoing  opinion  in  rendering  your opinion to the Company which is to be filed as an exhibit to the Registration Statement, and we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to use our name in the Statement of Additional Information under the caption "Counsel and Auditors." We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the regulations thereunder.

                                                 Very truly yours


                                                 /S/ Venable, Baetjer and Howard


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